10.1.5 Hutchison International, Inc.

Letter of Intent

This letter this 8th day of Sept 2000 is meant to express the intentions of the collective parties. The parties to this binding Letter of Intent are thatlook.com, Inc. hereby referred to as COMPANY and Hutchison International, Inc. hereby referred to as CANDIDATE.

Background:

The COMPANY hereby agrees to purchase and the CANDIDATE hereby agrees to sell 90% of their interest in Hutchison International, Inc.

Terms and Conditions:

COMPANY hereby agrees to pay and CANDIDATE hereby agrees to accept 3.0 million shares of thatlook.com Restricted Common Stock.

Both parties agree COMPANY will register 25% of thatlook.com common stock for CANDIDATE. The application for registration of the first 25% will be filed within 30 days of the closing of the transaction Further, within 30 days of FDA approval an application will be made to register 25% of the balance of the thatlook.com common stock.

COMPANY will make available $5 million of media credits that it secured through its media venture transaction with Sivla, Inc. to be spent on promotion of the Biosil breast implant. These funds will be spent upon FDA approval.

COMPANY will fund up to $880,000 of expenses for the CANDIDATE until such time as the FDA approval is secured. This funding will begin upon official closing of the transaction.

The Chief Executive Officer of the CANDIDATE will receive a bonus of 1 % of gross sales on Breast Implant sales that it generates as part of a special management contract. This bonus excludes revenue generated through COMPANY'S affiliate Doctors. In order for the 1% bonus to qualify the CANDIDATE must be producing a profit based on its operations.

Closing Date

On or before December 23rd, 2000.

Contingencies

1.Satisfaction of the Board of Directors of COMPANY.
Representations have been made by the CANDIDATE to the COMPANY'S Chief Executive Officer. Those representations have been relayed to the Board of Directors of the COMPANY. The Board must receive an opinion letter from the CANDIDATE'S FDA Consultant that will satisfy them as to the likelihood of a forthcoming FDA approval for the Biosil implant. If, for any reason, the Board of Directors is not satisfied with the CANDIDATE'S FDA Consultant's opinion COMPANY is not obligated to close.

 2. Financing.

The COMPANY is in the process of securing $5 million worth of equity financing to perpetuate its own business. A separate tranche of $880,000 must be raised prior to the closing of this transaction; scheduled for December 23, 2000. If in fact, said funds are not raised neither COMPANY nor CANDIDATE will be required to close.

3. Breast Implant Contract

CANDIDATE must produce for COMPANY'S Board of Directors an agreement with the Biosil manufacturer that satisfies the Board of Directors that the Biosil contract will be in place for a period of five (5) years with at least one five (5) year extension. If it is not to the satisfaction of COMPANY, COMPANY is not obligated to close.

4. Due Diligence

Due Diligence as expressed in Exhibit `A' of this Agreement must be prepared by the CANDIDATE to the satisfaction of the COMPANY and be presented at least three weeks prior to the closing of this transaction. If this is not produced in accordance with Exhibit A, COMPANY is not obligated to close.

By evidence of the signatures below, both parties confirm that they are in agreement with the above-mentioned terms and conditions of this binding Letter of Intent.

/s/ John Hutchison                                 9/8/00
----------------------                             -------------
John Hutchison, CEO                                Date
Hutchison International, Inc.

/s/ Gerard A. Powell                               9/8/00
-------------------------                          -------------
Gerard A. Powell, President and CEO                Date
Thatlook.com,Inc

Exhibit A

Due Diligence Review

In connection with the proposed purchase of 90% of Hutchison International, Inc. by thatlook.com, Inc. set forth below is our standard list of certain documents and information, which we would like to examine. Unless otherwise noted, reference to year's means completed fiscal years plus any subsequent periods. Kindly arrange responsive material according to the corresponding section numbers below.

Corporate and Organizational Records
1.1   The Company's Certificate of Incorporation, as amended to date.

1.2   By-laws of the Company as currently in effect.

1.3 A list of all states in which the Company is licensed or otherwise qualified to do business, owns or leases facilities or has employees and Certificates of Authority to do business in such states, as currently in effect.

1.4 Copies of certificates authorizing the Company to operate under any fictitious name.

1.5 All Minutes of meetings of the Company's Board of Directors, committees of the Board of Directors and shareholders.

1.6 Copies of all materials (including financial projections) distributed to board and committee members in connection with meetings described in item 1.5 above.

1.7   Current Stockholders list

1.8   All reports and any written communications to stockholders

1.9   All press clippings and releases for the past three years.

1.10 Organizational charts, listing (a) all directors, officers and key employees and (b) all partnerships and joint ventures.

2. Governmental Regulations and Filings

2.1 All reports filed and significant correspondence with any federal, state and local regulatory agencies including, without limitation, securities regulation and environmental protection agencies.

2.2 A list and copies of all material federal, state and local governmental permits, licenses, authorizations, filings or approvals and all correspondence or other materials indicating any actual or threatened or possible termination, revocation, suspension, fine, default or violation thereof or problems with respect thereto within the past five years.

3. Financings

3.1 A list of all documents and agreements evidencing all current borrowings and financings to which the Company is bound.

3.2 Bank letters or agreements confirming current lines of credit and repayment plans.

3.3 Correspondence with lenders including all compliance reports submitted and waivers and computations regarding compliance with covenants in existing financing documents.

4. Material Agreements

4.1 Information, including copies of agreements, relating to any prior merger, acquisition or divestiture including any filings made with federal or state governmental authorities relating to such acquisitions.

4.2   All licensing agreements (either as licensor or licensee).

4.3 A schedule and copies of all contracts relating to securities of the Company (including stock options, warrants, rights, calls, voting trusts, irrevocable proxies, stockholder, registration rights, and purchase agreements) or under which the Company has continuing obligations or liability.

4.4 All contracts, agreements, arrangements, or documents relating to transactions with or pertaining to the Company and to which any director, officer, employee or stockholder is a party (including all documents pertaining to any receivables or payables involving such persons).

4.5   All advertising, public relation and promotional agreements.

4.6 All contracts for the purchase or lease of equipment, materials, supplies or services.

4.7 All mortgages, pledges, security agreements or other similar agreements purported to create liens on the property of the Company currently in effect.

4.8 List of companies in which the Company actively participates or manages.

4.9 All secrecy or non-competition agreements, including non-competition agreements with key employees.

5. Management/Employee Matters

5.1 All Employment, consulting or advisory agreements, severance and collective bargaining agreements, list of employees earning in excess of $25,000 per year, and schedules of (i) interlocking relationships between the Company and its principals (ii) loans to insiders and (iii) litigation affecting insiders, if any.

6. Litigation

6.1 A schedule of all litigation, claims (including without limitation alleged discrimination or other employment matter claims), administrative proceedings and governmental investigations and inquiries, currently pending or threatened, stating for each matter:
(a) names and addresses of parties, (b) court in which pending, (c) date instituted, (d) status, (e) brief description of the nature of the claim, and (f) name, address, and telephone number of attorney handling the matter.

6.2   All pleadings in any material litigation involving the Company.

6.3 All consent decrees, judgments, injunctions, other decrees or orders, settlement agreements and other agreements requiring or prohibiting any future activities.

7. Property

7.1 All documents relating to real property owned or sold within the past year, such as deeds, mortgages and title insurance policies.

7.2   All leases relating to real property that is leased.

7.3 A schedule of all major capital expenditures and contracts, capital expenditure commitment sand plans for present or future capital expenditures.

8. Financial and Tax Matters

8.1 All financial statements (i.e., balance sheets, income statements, changes in financial position and cash flow statements).

8.2 Quarterly and other interim financial statements since the date of the last statement provided pursuant to item 8.1.

8.3 All projections, budgets, and financial forecasts including those prepared by the Company.

8.4 Copies of all federal, state, city and foreign income tax returns for the past three years and evidence of payment of same.

8.5 List of any tax audits in progress or completed and all audit papers and communications with the IRS.

8.6   Three (3) years of audited financials.

9. Intellectual Property

9.1 All documents relating to pending and existing patents, trademarks, trade names, copyrights and other intellectual property, including, without limitation, confidentiality agreements executed by employees and consultants upon the commencement of their relationships with the Company.

10. Insurance

10.1 Schedules detailing current levels of insurance coverage's in all areas where insurance is maintained.

10.2 If the Company does not maintain adequate insurance on all insurable property and all reasonable risks, list of significant events, which have occurred with respect to any uninsured property risks.

11. Miscellaneous

11.1 An opinion letter from Company's consultant regarding the likelihood of FDA approval.

11.2 Any recent analysis of the Company, prepared by investment bankers, management consultants, accountants or others within the past year, including credit reports and other types of reports, financial or otherwise.

11.3 Copies of any agreements (excluding Certificates of Incorporation and By-Laws), which provide for the indemnification of any officer, director, employee or agent of the Company.

11.4 Any other documents or information which, in your judgment, are significant with respect to the business of the Company or which should be considered and reviewed in connection with the proposed purchase.

The above list is extensive and all of the requested information does not need to be made immediately available but as previously stated in the attached Letter of Intent, review of said documents must be complete and approved three weeks prior to the closing of the transaction.